Exhibit 99.1

EPOD Solar, Inc. (EPDS) and Nanotech Industries, Inc. sign
Definitive Stock Purchase Agreement

Kelowna BC, February 4, 2010 -- (MARKET WIRE) – EPOD Solar Inc. (OTC BB EPDS), announced today the signing of a Stock Purchase Agreement (the “Agreement”) with Nanotech Industries Inc. for the reverse merger of the two companies. The parties previously entered into a letter of intent on December 21, 2009 whereby they agreed to enter into a material transaction. For more information, please refer to the Company’s filings on the SEC website at www.sec.gov

For clarity please note that (OTC.BB:EPDS EPOD Solar, Inc., which is incorporated in Nevada ("EPOD Nevada"), is a completely separate entity from EPOD Solar, Inc., an operating solar business incorporated in British Columbia, Canada ("EPOD Canada"). EPOD Nevada had previously changed its name from Allora Minerals to EPOD Solar Inc. in anticipation of closing a transaction with EPOD Canada. Both EPOD Nevada and EPOD Canada have since terminated any and all business relationships with each other.

About Nanotech Industries Inc.

Nanotech Industries is a San Francisco based company which manufactures and sells Green Polyurethane™ Binder and Green Polyurethane® Monolithic Floor Coating, a green product line which is environmentally friendly, completely eliminates toxic isocyanates from polyurethane, increases quality, is cost competitive, broadens areas of polyurethane applications and makes economic sense.

The pervasive use of polyurethane in products worldwide has created serious environmental problems, health hazards, and accelerated the potential for major lawsuits. Nanotech has turned a patented breakthrough invention of Non-Isocyanate polyurethane into the sale of multiple product lines providing companies and their suppliers a solution that makes business sense.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this news release other than statements of historical fact are "forward-looking statements" that are based on current expectations and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the statements, including, but not limited to, the following: the ability of EPOD Solar, Inc. to provide for its obligations, to provide working capital needs from operating revenues, to obtain additional financing needed for any future acquisitions, to meet competitive challenges and technological changes, and other risks. EPOD Solar, Inc. undertakes no duty to update any forward-looking statement(s) and/or to confirm the statement(s) to actual results or changes in EPOD Solar, Inc. expectations.

Contact:

Aspire Clean Tech Communications, Inc.
Todd Pitcher
760-798-4938